Exhibit 99.1

                   NVIDIA Corporation Announces Redemption of
                      4 3/4% Convertible Subordinated Notes

Santa Clara, California--September 17, 2003--NVIDIA Corporation. (NASDAQ:NVDA) today announced that its Board of Directors has approved the redemption, on October 24, 2003, of its 4 3/4% Convertible Subordinated Notes due 2007. The aggregate principal amount of the notes outstanding is $300 million. The redemption price is equal to 102.714% of the outstanding principal amount of the notes, plus accrued and unpaid interest up to, but excluding, the redemption date.

"NVIDIA's solid financial condition allows us to redeem the notes nearly four years prior to maturity, thereby saving $14.3 million per year in interest expense and cash," said Marv Burkett, Chief Financial Officer of NVIDIA Corporation. As of July 27, 2003, NVIDIA had total cash, cash equivalents and marketable securities of over $1.0 billion.

Prior to 5:00 p.m. (Eastern Time) on October 23, 2003, holders may convert their notes into shares of NVIDIA Common Stock at a conversion rate of approximately
21.57 shares of NVIDIA Corporation Common Stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $46.36 per share. On September 16, 2003, the last reported sale price of NVIDIA's Common Stock on the NASDAQ National Market was $19.62. Any notes not converted on or before 5:00 p.m. (Eastern Time) on October 23, 2003, will be automatically redeemed on October 24, 2003, after which interest will cease to accrue.

A Notice of Redemption is expected to be mailed to all registered holders of the Notes on or about September 17, 2003. Copies of the Notice of Redemption may be obtained after September 17, 2003, from JP Morgan Trust Company, N.A., at 560 Mission Street, 13th Floor, San Francisco, CA 94105.

In connection with the redemption of the notes, NVIDIA Corporation estimates that it will record a one-time charge of approximately $13.1 million on a pre-tax basis and approximately $7.9 million on an after-tax basis.

About NVIDIA

NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1,700 people worldwide. For more information, visit the Company's Web site at www.nvidia.com.

Certain statements in this press release, including any statements relating to the Company's expectations for NVIDIA's family of products and expectations of market position and growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, manufacturing costs and the pricing of components such as memory, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, market acceptance of the Company's new products, the Company's dependence on third-party developers and publishers and the impact of litigation and other proceedings. Investors are advised to read the Company's Annual Report on Form 10-K filed on April 25, 2003, particularly those sections entitled "Business Risks," for a fuller discussion of these and other risks and uncertainties.

Copyright (C) 2003 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

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